Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RESULTS

FOR THIRD QUARTER 2015

- Net Revenue Increased 29.3% to $181.6 Million

- Adjusted EBITDA Increased 53.9% to $22.4 Million

- Operating Income Increased 43.2% to $15.5 Million

- Adjusted Net Income Per Diluted Share Increased 60.0% to $0.32

Columbus, Ohio, October 28, 2015. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, announced today results for the third quarter ended September 30, 2015.

Third Quarter 2015 Highlights

•	Net revenue increased 29.3% to $181.6 million compared to third quarter 2014; same branch sales increased 8.4% compared to third quarter 2014 attributable to higher volume, price gains and more favorable project mix

•	Adjusted EBITDA improved 53.9% to $22.4 million compared to third quarter 2014

•	Operating income increased 43.2% to $15.5 million compared to third quarter 2014

•	Adjusted net income per diluted share from continuing operations increased to $0.32, compared to $0.20 per diluted share in the third quarter 2014. GAAP earnings per diluted share attributable to common stockholders increased to $0.30 compared to earnings per diluted share of $0.19 in the third quarter 2014

•	In July 2015, acquired EcoLogic Energy Solutions, based in Stamford, Connecticut, which enhances the Company’s presence in the Connecticut, New York and Northern New Jersey markets, with trailing twelve month revenues ending April 30, 2015 of approximately $6.0 million

•	In August 2015, acquired Eastern Contractor Services based in New Jersey and operating as Parker Insulation and Building Products in Southeastern Texas, which enhances the Company’s presence in New Jersey, the New York metropolitan area, and Texas, with trailing twelve month revenues ending July 31, 2015 of approximately $23 million

“We successfully executed our growth-oriented business strategy in the third quarter, which continues to produce strong financial results,” stated Jeff Edwards, Chairman and Chief Executive Officer. “Revenues grew $41.1 million, or 29.3%, for the 2015 third quarter as a result of an $11.7 million increase in organic revenues and a $29.4 million increase in revenues from recent acquisitions.”

“The housing market continues to recover in 2015 driven by growth in housing permits, starts, and completions. During the third quarter, we continued to increase sales organically, above the pace of single family completions. Acquisitions remain an important part of our business strategy and during

2015 we have acquired $85 million of annual revenues, which are quickly contributing to both revenues and earnings. Our capital position remains strong, and we have a robust pipeline of potential acquisitions for the remainder of the year and through 2016. With approximately two months remaining in 2015, we believe we will finish the year strong and that this positive momentum will continue into 2016,” concluded Mr. Edwards.

Third Quarter 2015 Results Overview

For the third quarter of 2015, net revenue was $181.6 million, an increase of 29.3% from $140.5 million in the third quarter of 2014. On a same branch basis, net revenue improved 8.4% from the prior year quarter, with approximately 40% of the growth attributable to an increase in the number of completed jobs and the remainder through price gains and a more favorable customer and product mix.

Gross profit improved 34.8% to $53.4 million from $39.6 million in the prior year quarter. Gross margin expanded to 29.4% from 28.2% in the prior year quarter, primarily due to favorable leverage on higher net revenue and increased cost efficiencies.

Selling, general and administrative expense as a percentage of net revenue was 19.9% compared to 20.0% in the prior year quarter, primarily due to higher net revenues which offset costs to support higher end market activity.

Adjusted EBITDA was $22.4 million, a 53.9% increase from $14.6 million in the prior year quarter, largely due to higher net revenue and improvements in gross margin and SG&A leverage. Adjusted EBITDA as a percentage of net revenue grew 200 basis points to 12.4%, compared to 10.4% in the prior year quarter. Operating income was $15.5 million, an increase of 43.2% from $10.8 million in the prior year quarter.

Adjusted net income from continuing operations was $10.0 million, or $0.32 per diluted share, compared to $6.3 million, or $0.20 per diluted share in the prior year quarter. Adjusted net income from continuing operations adjusts for the impact of non-core items in both periods. On a GAAP basis, net income attributable to common stockholders was $9.5 million, or $0.30 per diluted share, compared to net income attributable to common stockholders of $6.2 million, or $0.19 per diluted share, in the prior year quarter.

Conference Call and Webcast

The Company will host a conference call and webcast on Wednesday, October 28, 2015 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-9039 (domestic) or 201-689-8470 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through November 28, 2015, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the passcode 13622913.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and is also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the demand for our services, expansion of our national footprint, our ability to capitalize on the new home construction recovery, our ability to strengthen our market position, our ability to pursue value-enhancing acquisitions, our ability to improve profitability and expectations for demand for our services for the remainder of 2015. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted Net Income From Continuing Operations and Adjusted Gross Profit. The reasons for the use of Adjusted EBITDA, Adjusted Net Income From Continuing Operations and Adjusted Gross Profit, reconciliations of Adjusted EBITDA, Adjusted Net Income From Continuing Operations and Adjusted Gross Profit to the most directly comparable GAAP measures and other information relating to Adjusted EBITDA, Adjusted Net Income From Continuing Operations and Adjusted Gross Profit are included below following the unaudited condensed consolidated financial statements.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,

	2015	2014	2015	2014
Net revenue	$181,579	$140,456	$471,220	$372,750
Cost of sales	128,162	100,828	337,395	271,908

Gross profit	53,417	39,628	133,825	100,842
Operating expenses
Selling	10,282	8,041	27,275	22,067
Administrative	25,841	20,084	72,606	60,402
Amortization	1,817	693	4,091	2,104

Operating income	15,477	10,810	29,853	16,269
Other expense (income)
Interest expense	989	934	2,654	2,196
Other	138	51	357	(313)

	1,127	985	3,011	1,883

Income before income taxes	14,350	9,825	26,842	14,386
Income tax provision	4,869	3,629	9,612	5,462

Net income from continuing operations	9,481	6,196	17,230	8,924
Discontinued operations
Loss from discontinued operations	—	—	—	78
Income tax benefit	—	—	—	(30)

Loss from discontinued operations, net of income taxes	—	—	—	48

Net income	9,481	6,196	17,230	8,876
Accretion charges on Redeemable Preferred Stock	—	—	—	(19,897)

Net income (loss) attributable to common stockholders	$9,481	$6,196	$17,230	$(11,021)

Basic net income (loss) per share attributable to common stockholders:
Income (loss) from continuing operations	$0.30	$0.19	$0.55	$(0.37)
Loss from discontinued operations	—	—	—	—

Net income (loss) per share	$0.30	$0.19	$0.55	$(0.37)

Diluted net income (loss) per share attributable to common stockholders:
Income (loss) from continuing operations	$0.30	$0.19	$0.55	$(0.37)
Loss from discontinued operations	—	—	—	—

Net income (loss) per share	$0.30	$0.19	$0.55	$(0.37)

Weighted average shares outstanding:
Basic	31,237,275	31,839,087	31,318,682	29,539,592
Diluted	31,288,609	31,839,087	31,343,230	29,539,592

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	September 30, 2015	December 31, 2014

ASSETS
Current assets
Cash	$5,265	$10,761
Accounts receivable (less allowance for doubtful accounts of $3,609 and $2,661 at September 30, 2015 and December 31, 2014, respectively)	98,406	72,280
Inventories	28,850	23,971
Other current assets	6,471	12,276

Total current assets	138,992	119,288
Property and equipment, net	53,628	39,370
Non-current assets
Goodwill	85,854	53,393
Intangibles, net	60,668	17,718
Other non-current assets	8,063	4,393

Total non-current assets	154,585	75,504

Total assets	$347,205	$234,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$6,358	$1,786
Current maturities of capital lease obligations	8,824	9,374
Accounts payable	57,996	46,584
Accrued compensation	16,484	11,311
Other current liabilities	11,016	7,501

Total current liabilities	100,678	76,556

Long-term debt	95,455	25,070
Capital lease obligations, less current maturities	13,451	17,508
Deferred income taxes	14,532	9,746
Other long-term liabilities	18,477	13,408

Total liabilities	242,593	142,288

Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 shares authorized, 0 issued and outstanding at September 30, 2015 and December 31, 2014, respectively	—	—
Common Stock; $0.01 par value: 100,000,000 shares authorized, 31,982,888 and 31,839,087 issued and 31,366,328 and 31,539,087 outstanding at September 30, 2015 and December 31, 2014, respectively	320	319
Additional paid in capital	156,104	154,497
Accumulated deficit	(40,429)	(57,659)
Treasury Stock; at cost: 616,560 and 300,000 shares, respectively	(11,383)	(5,283)

Total stockholders’ equity	104,612	91,874

Total liabilities and stockholders’ equity	$347,205	$234,162

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine months ended September 30,
	2015	2014
Cash flows from operating activities
Net income	$17,230	$8,876
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	11,872	8,731
Amortization of intangibles	4,091	2,104
Amortization of deferred financing costs	199	123
Provision for doubtful accounts	1,551	1,343
Write-off of debt issuance costs	—	233
Gain on sale of property and equipment	(247)	(316)
Noncash stock compensation	1,532	300
Deferred income taxes	107	(56)
Other	—	(490)
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(16,405)	(14,241)
Inventories	(2,960)	(3,346)
Other assets	5,265	455
Accounts payable	5,777	6,553
Income taxes payable	1,918	(300)
Other liabilities	(819)	4,724

Net cash provided by operating activities	29,111	14,693

Cash flows from investing activities
Restricted cash	—	70
Purchases of property and equipment	(19,959)	(2,626)
Acquisitions of businesses, net of cash acquired of $924 and $53, respectively	(71,040)	(3,313)
Proceeds from sale of property and equipment	448	518
Other	(420)	—

Net cash used in investing activities	(90,971)	(5,351)

Cash flows from financing activities
Proceeds from initial public offering of common stock, net of costs	—	87,645
Proceeds from secondary public offering of common stock, net of costs	—	14,418
Redemption of Redeemable Preferred Stock	—	(75,735)
Net payments on previous revolving line of credit	—	(27,269)
Proceeds from revolving line of credit	130,800	—
Payments on revolving line of credit	(130,800)	—
Proceeds from previous term loan	—	25,000
Proceeds from new term loan	50,000	—
Payments on previous term loan	(24,688)	—
Proceeds from delayed draw term loan	35,000	—
Proceeds from vehicle and equipment notes payable	12,817	—
Debt issuance costs	(758)	(714)
Principal payments on long term debt	(2,631)	(719)
Principal payments on capital lease obligations	(7,276)	(6,921)
Payments for deferred initial public offering costs	—	(4,254)
Payments for deferred secondary public offering costs	—	(126)
Repurchase of common stock	(6,100)	—

Net cash provided by financing activities	56,364	11,325

Net change in cash	(5,496)	20,667
Cash at beginning of period	10,761	4,065

Cash at end of period	$5,265	$24,732

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$2,171	$1,883
Income taxes, net of refunds	8,327	4,726
Supplemental disclosure of noncash investing and financing activities
Vehicles capitalized under capital leases and related lease obligations	2,750	13,581
Seller obligations in connection with acquisition of businesses	12,364	454

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Net Income From Continuing Operations measure performance by adjusting EBITDA and GAAP net income attributable to common stockholders, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net (loss) income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net (loss) income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow (used in) provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income From Continuing Operations measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as accretion charges on Redeemable Preferred Stock, discontinued operations, public offering costs, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income From Continuing Operations differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income From Continuing Operations may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

We believe the Adjusted Gross Profit measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes depreciation and the effect of certain non-core items. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Gross Profit differently and, as a result, our measure may not be directly comparable to measures of other companies.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income From Continuing Operations to the most directly comparable GAAP financial measure, net income (loss) attributable to common stockholders, for the periods presented therein.

Installed Building Products, Inc.

Earnings Per Share Calculations

(unaudited, in thousands except for share and per share data)

	Three months ended September 30,		Nine months ended September 30,

	2015	2014	2015	2014
Net income (loss) attributable to common stockholders, as reported	$9,481	$6,196	$17,230	$(11,021)
Adjustments for net income from continuing operations:
Accretion charges on Redeemable Preferred Stock	—	—	—	19,897
Loss from discontinued operations, net of income taxes	—	—	—	48

Net income from continuing operations	$9,481	$6,196	$17,230	$8,924
Adjustments for adjusted net income from continuing operations:
IPO costs	—	—	—	1,335
Sarbanes-Oxley initial implementation	—	—	—	262
Write-off of capitalized loan costs	—	233	—	233
Gain from put option Redeemable Preferred Stock	—	—	—	(490)
Share based compensation expense	574	—	1,532	300
Acquisition related expenses	203	—	689	—
Tax impact of adjusted items at 37.5% effective tax rate [1]	(291)	(87)	(833)	(615)

Adjusted net income from continuing operations	$9,967	$6,342	$18,618	$9,949

Weighted average shares outstanding (diluted)	31,288,609	31,839,087	31,343,230	29,539,592
Diluted net income (loss) per share attributable to common stockholders , as reported	$0.30	$0.19	$0.55	$(0.37)
Adjustments for net income from continuing operations per diluted share [2]	—	—	—	0.67

Diluted net income per share from continuing operations	$0.30	$0.19	$0.55	$0.30
Adjustments for adjusted net income from continuing operations, net of tax impact, per diluted share [3]	0.02	0.01	0.04	0.04

Diluted adjusted net income per share from continuing operations	$0.32	$0.20	$0.59	$0.34

[1]	A projected effective tax rate of 37.5% was applied to the adjustments for consistency in presentation
[2]	Includes adjustments related to accretion charges on Redeemable Preferred Stock and loss from discontinued operations, net of income taxes
[3]	Includes adjustments related to share based compensation expense, acquisition related expenses, expensed Initial Public Offering costs and gain from put option on Redeemable Preferred Stock

Per share figures in the above earnings per share calculation table may reflect rounding adjustments and consequently totals may not appear to sum.

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA Calculations

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,

	2015	2014	2015	2014
Adjusted EBITDA:

Net income (GAAP)	$9,481	$6,196	$17,230	$8,876
Interest expense	989	934	2,654	2,196
Provision for income taxes, continuing operations	4,869	3,629	9,612	5,462
Depreciation and amortization	6,323	3,822	15,962	10,834

EBITDA	21,662	14,581	45,458	27,368

Acquisition related expenses	203	—	689	—
Share based compensation expense	574	—	1,532	300
IPO costs	—	—	—	1,335
Sarbanes-Oxley initial implementation	—	—	—	262
Gain from put option Redeemable Preferred Stock	—	—	—	(490)

Adjusted EBITDA	$22,439	$14,581	$47,679	$28,775

Adjusted EBITDA margin	12.4%	10.4%	10.1%	7.7%

The table below reconciles Adjusted Gross Profit to the most directly comparable GAAP financial measure, gross profit, for the periods presented therein.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Gross Profit Calculations

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,

	2015	2014	2015	2014
Gross profit	$53,417	$39,628	$133,825	$100,842
Depreciation	4,286	2,979	11,316	8,315

Adjusted gross profit	$57,703	$42,607	$145,141	$109,157

Adjusted gross profit margin	31.8%	30.3%	30.8%	29.3%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net